Exhibit 2.1

CONTRIBUTION AGREEMENT

BY AND AMONG

THE CONTRIBUTOR PARTIES PARTY HERETO,

HI-CRUSH PARTNERS LP,

AND,

SOLELY FOR PURPOSES OF SECTION 6.9,

HI-CRUSH PROPPANTS LLC

AND

HI-CRUSH AUGUSTA ACQUISITION CO. LLC

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ii

EXHIBITS

Exhibit A        Definitions

Exhibit B        Form of Revised Partnership Agreement

Exhibit C        Form of Assignment of Units

Exhibit D        Form of Registration Rights Agreement Amendment

Exhibit E        Form of Non-Compete Agreement

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CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of October     , 2018, is entered into by and among each Person designated as a “Contributor Party” on the signature pages attached hereto (collectively, the “Contributor Parties”), Hi-Crush Partners LP, a Delaware limited partnership (the “Partnership”), and solely for purposes of Section 6.9 of this Agreement, Hi-Crush Proppants LLC, a Delaware limited liability company (the “Sponsor”), and Hi-Crush Augusta Acquisition Co. LLC, a Delaware limited liability company (“Hi-Crush Augusta”).

WHEREAS, the Contributor Parties are the only members of the Sponsor and own all of the Sponsor’s (i) Class A Units (the “Class A Units”), (ii) Class B Units (the “Class B Units”) and (iii) Class C Units (the “Class C Units”, and together with the Class A Units and the Class B Units, the “Subject Units”), which represent all of the Interests in the Sponsor;

WHEREAS the Sponsor owns (i) all of the Interests (as defined below) in, and is the sole member of, (a) Hi-Crush GP LLC, a Delaware limited liability company (the “General Partner”), (b) Hi-Crush Holdings LLC, a Delaware limited liability company (“Hi-Crush Holdings”), (c) Hi-Crush Rupert LLC, a Delaware limited liability company (“Hi-Crush Rupert” and together with Hi-Crush Holdings, the “Legacy Sponsor Subsidiaries”), and (d) Hi-Crush Services LLC, a Delaware limited liability company (“Hi-Crush Services” and together with the Sponsor and the Legacy Sponsor Subsidiaries, the “Sponsor Entities”), and (ii) all of the incentive distribution rights representing limited partner interests in the Partnership (the “IDRs”);

WHEREAS, the Sponsor possesses the right to receive certain earnout payments (collectively, the “Earnout Payments”) pursuant to (i) Section 2.3 of that certain Contribution Agreement, dated February 23, 2017, by and among the Sponsor, Hi-Crush Augusta and the Partnership, as amended or otherwise modified (the “2017 Contribution Agreement”), and (ii) Section 2.3 of that certain Contribution Agreement, dated August 9, 2016, by and between the Sponsor and the Partnership, as amended or otherwise modified (the “2016 Contribution Agreement”);

WHEREAS, the General Partner is the sole general partner of the Partnership and owns all of the general partner interests (the “GP Interests”) in the Partnership;

WHEREAS, the Contributor Parties desire to contribute, assign, transfer and deliver to the Partnership, and the Partnership desires to accept and acquire from the Contributor Parties, the Subject Units, and in exchange the Partnership desires to issue and deliver to the Contributor Parties, the Consideration upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Conflicts Committee (as defined below) has (i) received an opinion of Jefferies Group LLC, the financial advisor to the Conflicts Committee, that [the Consideration (as defined below) to be paid by the Partnership pursuant to this Agreement is fair, from a financial point of view, to the Partnership and its unaffiliated common unitholders]1, (ii) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Partnership and (iii) approved this Agreement and the transactions contemplated hereby (with such approval constituting “Special Approval” for purposes of the Partnership Agreement); and

[1]	NTD: To be conformed to final fairness opinion.

WHEREAS, in accordance with Section 13.1(d)(i) of the Partnership Agreement, the General Partner, on behalf of the Partnership, has consented to and approved the amendment and restatement of the Partnership Agreement in substantially the form attached as Exhibit B hereto to give effect to the transactions contemplated by the Transaction Documents (as defined below).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1    Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement have the meanings set forth in Exhibit A.

Section 1.2    Rules of Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)    the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)    the word “including” and its derivatives mean “including without limitation” and are terms of illustration and not of limitation;

(c)    all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms shall have corresponding meanings;

(d)    the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(e)    a defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(f)    all references to prices, values or monetary amounts refer to United States dollars;

(g)    wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(h)    the Transaction Documents have been jointly prepared by the parties thereto, and no Transaction Document shall be construed against any Person as the principal draftsperson hereof or thereof, and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting any Transaction Document;

(i)    the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(j)    any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise expressly stated herein;

(k)    the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(l)    unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis;

(m)    all references to days shall mean calendar days unless otherwise provided;

(n)    all references to time shall mean Houston, Texas time;

(o)    references to any Person shall include such Person’s successors and permitted assigns;

(p)    any references to a Person that will be party to a Transaction Document includes any Person that is contemplated hereunder to be party to a Transaction Document; and

(q)    all references in Article III, Article IV and Article V to any Law or Contract shall mean such Law or Contract as in effect on the date of this Agreement.

ARTICLE II

CONTRIBUTION AND EXCHANGE

Section 2.1    Contribution of the Subject Units. Subject to the terms and conditions contained in this Agreement, (a) the Contributor Parties shall contribute, assign, transfer and deliver to the Partnership, and the Partnership shall accept and acquire from the Contributor Parties, all right, title and interest in and to the Subject Units and (b) the Partnership shall issue and deliver to the Contributor Parties the common units representing limited partner interests in the Partnership (“Common Units”) as set forth on Schedule 2.1 (the “Consideration”).

Section 2.2    Closing.

(a)    The closing of the transactions referred to in Section 2.1 (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin St., Suite 2500, Houston, Texas 77002, commencing at 10:00 a.m. local time on the date hereof or on such other date or time as the Parties may mutually agree (the date and time on which the Closing takes place, the “Closing Date”).

(b)    The Parties acknowledge and agree that, effective as of and contingent upon the Closing:

(i)    (A) the Contributor Parties shall cease to be members of the Sponsor, (B) the Partnership shall be admitted as the sole member of the Sponsor and (C) the Sponsor Company Agreement shall be amended and restated in its entirety by the Partnership, acting in its capacity as the sole member of the Sponsor, to reflect, among other things, the admission of the Partnership as the sole member thereof;

(ii)    the GP Agreement shall be amended and restated in its entirety by the Sponsor, acting in its capacity as the sole member of the General Partner, to reflect, among other things, the election of the directors of the General Partner by the limited partners of the Partnership; and

(iii)    the Partnership Agreement shall be amended and restated in its entirety by the General Partner (acting pursuant to its authority in Section 13.1(d) of the Partnership Agreement) in substantially the form attached as Exhibit B hereto (as so amended and restated, the “Revised Partnership Agreement”), to reflect, among other things, the cancellation and elimination of the IDRs and the addition of provisions relating to the election of the directors of the General Partner by the limited partners of the Partnership.

Section 2.3    Closing Deliveries.

(a)    At the Closing, subject to the terms and conditions of this Agreement, the Contributor Parties shall deliver, or cause to be delivered, to the Partnership:

(i)    a counterpart of an assignment evidencing the contribution, assignment, transfer and delivery to the Partnership of the Subject Units free and clear of any Encumbrances, other than restrictions on transfer set forth in the Sponsor Company Agreement or the applicable requirements of the federal securities Laws, and any applicable state or other local securities Laws, duly executed by the Contributor Parties in substantially the form attached as Exhibit C hereto (the “Assignment of Units”);

(ii)    an affidavit, duly executed and acknowledged by each Contributor Party (or, if such Contributor Party is classified as an entity disregarded as separate from another Person, then by such Person) dated as of the Closing Date, in accordance with Treasury Regulation § 1.1445-2(b)(2) and Section 1446(f) of the Code, certifying that such Contributor Party (or, if such Contributor Party is classified as an entity disregarded as separate from another Person, then by such Person) is not a “foreign person” for such purposes;

(iii)    duly executed letters of resignation of the officers and directors of each Sponsor Entity and of the officers and directors of the General Partner identified on Schedule 2.3(a)(iii);

(iv)    a counterpart of the Revised Partnership Agreement duly executed by the General Partner and effective as of the Closing Date;

(v)    a counterpart of an amendment to the Registration Rights Agreement by and between the Partnership and each Contributor Party in substantially the form attached as Exhibit D hereto (the “Registration Rights Agreement Amendment”), duly executed by each Contributor Party; and

(vi)    a counterpart of the non-competition agreements by and between the Partnership and each of James M. Whipkey and Jefferies V. Alston, III in substantially the form attached as Exhibit E hereto (each, a “Non-Compete Agreement”), duly executed by James M. Whipkey and Jefferies V. Alston, III.

(b)    At the Closing, subject to the terms and conditions of this Agreement, the Partnership shall deliver, or cause to be delivered to the Contributor Parties:

(i)    the Consideration in book entry form, in each case free and clear of any Encumbrances, other than restrictions on transfer set forth in the Partnership Agreement or the applicable requirements of the federal securities Laws, and any applicable state or other local securities Laws;

(ii)    a counterpart of the Assignment of Units, duly executed by the Partnership (or its designee);

(iii)     a counterpart of the Registration Rights Agreement Amendment, duly executed by the Partnership;

(iv)     a counterpart of each of the Non-Compete Agreements, duly executed by the Partnership; and

(v)    the First Amendment to ABL Credit Agreement.

Section 2.4    Withholding. The Partnership shall be entitled to deduct and withhold from the consideration otherwise payable to the Contributor Parties pursuant to this Agreement such amounts as the Partnership reasonably determines that it is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment, provided that the Partnership shall notify the Contributor Parties’ Representative of its determination that withholding is required reasonably in advance of such required withholding and the Parties shall cooperate in good faith to minimize to the extent permissible under applicable Law the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Contributor Parties.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR PARTIES

CONCERNING THE CONTRIBUTOR PARTIES

Each Contributor Party hereby represents and warrants, as to itself and not on behalf of any other Person, to the Partnership, as of the date hereof and as of the Closing Date, as follows:

Section 3.1    Organization. With respect to each Contributor Party that is an entity, such Contributor Party (a) is duly incorporated or formed (if applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, (b) has all requisite legal and corporate or other entity power (if applicable) and authority to own, lease and operate its assets and properties and to conduct its respective business as currently owned and conducted, and (c) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except with respect to clause (c) for circumstances that would not, individually or in the aggregate, reasonably be expected to have a Contributor Parties Material Adverse Effect.

Section 3.2    Validity of Agreement; Authorization. Such Contributor Party has full power and authority to enter into this Agreement and the other Transaction Documents to which such Contributor Party is a party and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which such Contributor Party is a party and the performance by such Contributor Party of its obligations hereunder and thereunder have been duly and validly authorized by the governing body of such Contributor Party (to the extent such Contributor Party is an entity), and no other proceedings on the part of such Contributor Party or its members, partners or stockholders (to the extent such Contributor Party is an entity) are necessary to authorize such execution, delivery and performance. This Agreement and the other Transaction Documents to which such Contributor Party is a party have been duly executed and delivered by such Contributor Party and constitute such Contributor Party’s valid and binding obligation, enforceable against such Contributor Party in accordance with their respective terms.

Section 3.3    No Conflict or Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Contributor Party is a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with any provision of the Organizational Documents of such Contributor Party (to the extent such Contributor Party is an entity); (b) violate any Law applicable to such Contributor Party; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any lease, loan agreement, mortgage, security agreement, trust indenture or other Contract or instrument to which such Contributor Party is a party or by which such Contributor Party is bound or to which any of its properties or assets are subject; (d) result in the creation or imposition of any Encumbrances upon any of (i) the Subject Units or (ii) the other properties or assets of such Contributor Party; or (e) result in the cancellation, modification, revocation or suspension of any Permit of such Contributor Party, except, in the case of clauses (b), (c), (d)(ii) or (e), as would not, individually or in the aggregate, reasonably be expected to have a Contributor Parties Material Adverse Effect.

Section 3.4    Consents and Approvals. Except (a) as would not, individually or in the aggregate, reasonably be expected to have a Contributor Parties Material Adverse Effect or (b) for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or local securities Laws and any applicable requirements of a national securities exchange, neither such Contributor Party’s execution and delivery of this Agreement and the other Transaction Documents to which such Contributor Party is a party, nor such Contributor Party’s performance of its obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with, any Governmental Authority or any similar Person, by such Contributor Party.

Section 3.5    Ownership of the Subject Units. Such Contributor Party has good, valid and marketable title to, and is the record and beneficial owner of, its respective Subject Units described on Schedule 3.5 free and clear of any Encumbrances, except for (a) restrictions on transfer arising under applicable securities Laws and (b) the applicable terms and conditions of the Organizational Documents of the Sponsor. Without limiting the generality of the foregoing sentence, none of the Subject Units are subject to any voting trust, member agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Interest of the Sponsor, other than the Organizational Documents of the Sponsor. Upon consummation of the transactions contemplated hereby, the Partnership will acquire good, valid and marketable title to all the Subject Units owned by such Contributor Party, free and clear of any Encumbrances other than those that may arise by virtue of any actions taken by or on behalf of the Partnership or its Affiliates.

Section 3.6    Affiliate Transactions. Except as set forth on Schedule 3.6, none of the Contributor Parties, their respective managers, directors or officers (or the equivalent thereof), nor any of their respective Affiliates (a) is a party to any Contract with any Hi-Crush Entity or (b) owns or leases any material asset, property or right that is used by any Hi-Crush Entity.

Section 3.7    Liability for Brokers’ Fees. Except as set forth on Schedule 3.7, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made on behalf of the Contributor Parties or the Sponsor Entities.

Section 3.8    Investment Intent; Investment Experience; Restricted Securities. In acquiring its respective portion of the Consideration, such Contributor Party is not offering or selling, and shall not offer or sell its respective portion of the Consideration, in connection with any distribution of such Consideration, and such Contributor Party has not participated, and shall not participate, in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws. Such Contributor Party acknowledges that (a) it has been provided with the opportunity to ask questions concerning the terms and conditions of an investment in the Partnership and has knowingly and voluntarily elected instead to rely solely on its own investigation, (b) it can bear the economic risk of its investment in its respective portion of the Consideration, and (c) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in its respective portion of the Consideration. Such Contributor Party understands that the issuance of the Consideration will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Consideration shall be characterized as “restricted securities” under federal securities Laws (and shall bear a restrictive legend to that effect) and that under such Laws its respective portion of the Consideration cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 3.9    Litigation. There are no Proceedings pending or, to the knowledge of the Contributor Parties’ Representative, threatened before any Governmental Authority or arbitrator against such Contributor Party, except as would not, individually or in the aggregate, reasonably be expected to have a Contributor Parties Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR PARTIES

CONCERNING THE SPONSOR ENTITIES AND THE GENERAL PARTNER

Each Contributor Party hereby represents and warrants to the Partnership, as of the date hereof and as of the Closing Date, as follows:

Section 4.1    Organization. Each Sponsor Entity and the General Partner (a) is a limited liability company duly formed, as the case may be, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite legal and limited liability company power and authority to own, lease and operate its assets and properties and to conduct its businesses as currently owned and conducted and (c) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except with respect to clause (c) for circumstances that would not, individually or in the aggregate, reasonably be expected to have a Sponsor Material Adverse Effect. The Contributor Parties have made available to the Partnership true and complete copies of the Organizational Documents of each Sponsor Entity and the General Partner as in effect on the date of this Agreement; such Organizational Documents are in full force and effect and no other Organizational Documents are applicable to or binding upon any Sponsor Entity or the General Partner.

Section 4.2    No Conflict or Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which any Sponsor Entity or the General Partner is a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with any provision of the Organizational Documents of any Sponsor Entity or the General Partner; (b) violate any Law applicable to any Sponsor Entity or the General Partner; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any lease, loan agreement, mortgage, security agreement, trust indenture or other Contract or instrument to which any Sponsor Entity or the General Partner is a party or by which any Sponsor Entity or the General Partner is bound or to which any of its properties or assets are subject; (d) result in the creation or imposition of any Encumbrances upon any of (i) Interests of any Sponsor Entity or the General Partner or (ii) the other properties or assets of any Sponsor Entity or the General Partner; or (e) result in the cancellation, modification, revocation or suspension of any Permit of any Sponsor Entity or the General Partner, except, in the case of clauses (b), (c), (d)(ii) or (e), as would not, individually or in the aggregate, reasonably be expected to have a Sponsor Material Adverse Effect.

Section 4.3    Consents and Approvals. Except (a) as would not, individually or in the aggregate, reasonably be expected to have a Sponsor Material Adverse Effect or (b) for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or local securities Laws and any applicable requirements of a national securities exchange, neither any Sponsor Entity’s nor the General Partner’s execution and delivery of this Agreement and the other Transaction Documents to which such Sponsor Entity or the General Partner is a party, nor such Sponsor Entity’s or the General Partner’s performance of its respective obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with, any Governmental Authority or any similar Person, by such Sponsor Entity.

Section 4.4    Capitalization of Sponsor; Ownership of the GP Membership Interest and IDRs.

(a)    The Subject Units have been duly authorized and validly issued and are fully paid and non-assessable except to the extent specified in Sections 18-303, 18-607 and 18-804 of the DLLCA. There is no Interest in the Sponsor outstanding other than the 102.5999 Class A Units, 0.5216 Class B Units and 1.1997 Class C Units comprising the Subject Units. The record and beneficial owners of all Interests in the Sponsor are set forth on Schedule 4.4(a).

(b)    The Sponsor is the sole record and beneficial owner of the GP Membership Interest and 100% of the IDRs, in each case free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of the Organizational Documents of the General Partner and the Partnership, as applicable. Without limiting the generality of the foregoing sentence, the GP Membership Interest is not subject to any voting trust, member agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any such Interest, other than the Organizational Documents of the General Partner and the Partnership, as applicable. The GP Membership Interest has been duly authorized and validly issued (in accordance with its respective Organizational Documents) and is fully paid and non-assessable except to the extent specified in Sections 18-303, 18-607 and 18-804 of the DLLCA.

Section 4.5    Subsidiaries; Interests. Except for, solely with respect to the Sponsor, the Hi-Crush Entities:

(a)    None of the Sponsor Entities has any Subsidiaries, and none of them owns, directly or indirectly, any shares of capital stock, voting rights or other Interests or investments in any other Person; and

(b)    None of the Sponsor Entities has any obligation or rights to acquire by any means, directly or indirectly, any capital stock, voting rights, Interests or investments in another Person. All of the Interests of the Sponsor Entities have been duly authorized and are validly issued (in accordance with their respective Organizational Documents and in compliance with applicable Laws), fully paid (to the extent required under the applicable Organizational Documents) and non-assessable (except to the extent specified in Sections 18-303, 18-607 and 18-804 of the DLLCA) and were not issued in violation of preemptive or similar rights. Except for Encumbrances set forth on Schedule 4.5(b), the Sponsor owns all of the Interests of Hi-Crush Services and the Legacy Sponsor Subsidiaries free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of the Organizational Documents of the applicable Sponsor Entity.

Section 4.6    Sponsor Company Agreement; GP Agreement. The Sponsor Company Agreement has been duly authorized and executed by the Contributor Parties and is a valid and legally binding agreement of the Sponsor, enforceable against the Sponsor and the Contributor Parties in accordance with its terms. The GP Agreement has been duly authorized and executed by Sponsor and is a valid and legally binding agreement of Sponsor, enforceable against Sponsor in accordance with its terms.

Section 4.7    Business of Sponsor Entities and General Partner. Except as set forth on Schedule 4.7:

(a)    The Sponsor does not and has not directly engaged in or conducted any business or other activities other than (i) acting as the sole member of the General Partner, Hi-Crush Services and the Legacy Sponsor Subsidiaries and certain Partnership Operating Subsidiaries, (ii) owning Partnership Interests and (iii) pursuing its rights and obligations under the Partnership’s ABL Credit Agreement or any other agreements related to the indebtedness of the Hi-Crush Entities.

(b)    None of the Legacy Sponsor Subsidiaries has engaged in or conducted, directly or indirectly, any business or other activities. None of the Legacy Sponsor Subsidiaries owns, or has any right to own, any assets or property, or is involved in the operation of any business or property. None of the Legacy Sponsor Subsidiaries has any direct or indirect liabilities (including accounts payable), indebtedness or other obligations of any kind whatsoever.

(c)    The General Partner has never engaged in or conducted, directly or indirectly, any business or other activities (including but not limited to the ownership of any Subsidiaries) other than (i) acting as the sole general partner of the Partnership or its predecessors and (ii) owning the GP Interests.

Section 4.8    Employees; Employee Plans. Except as set forth on Schedule 4.8,

(a)    As of the date of this Agreement, (i) none of the Subject Employees are (or within the past three years have been) employed pursuant to the terms of any collective bargaining agreements or other Contract with a labor union, (ii) none of the Hi-Crush Entities has currently (or within the past three years) agreed or been subject to an agreement to recognize any union or other collective bargaining representative with respect to any Subject Employees and (iii) no union or other collective bargaining representative, to the Knowledge of the Contributor Parties, is attempting or within the past three years has attempted to organize or been certified as the exclusive bargaining representative of any Subject Employee. There are no labor strikes, work stoppages, slowdowns, walkouts, lockouts or similar labor activities now occurring or, to the Knowledge of the Contributor Parties, threatened involving any Subject Employees and no such labor strikes, work stoppages, slowdowns, walkouts or similar labor activities have occurred or, to the Knowledge of the Contributor Parties, been threatened involving any Subject Employees within the past 3 years.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Sponsor Material Adverse Effect, (i) each Hi-Crush Entity and the General Partner is in compliance with all labor and employment Laws including all Laws relating to employment discrimination, payment and withholding of wages, overtime compensation, immigration, occupational health and safety, and wrongful discharge, employee classification and the provision of required employee benefits; (ii) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority, brought by or on behalf of any employee, prospective or former employee or labor organization or other representative of the employees or of any prospective or former employees of any of the Hi-Crush Entities is pending or, to the Knowledge of the Contributor Parties, threatened against any of the Hi-Crush Entities (including with respect to alleged sexual harassment, unfair labor practices or discrimination); and (iii) none of the Hi-Crush Entities is subject to or otherwise bound by, any consent decree, order, or agreement with, any Governmental Authority relating to employees or former employees of any of the Hi-Crush Entities.

(c)    None of the Hi-Crush Entities has, in the last year, effectuated a “plant closing” or “mass layoff” as those terms are defined in Worker Adjustment and Retraining Notification Act (the “WARN”), without complying with the notice requirements and other provisions of WARN.

(d)    Schedule 4.8(d) contains a list of each material Benefit Plan. With respect to each Benefit Plan listed on Schedule 4.8(d), true and complete copies of the following have been made available to Partnership, to the extent applicable: (i) the plan document (including any amendments), (ii) a written description of all material terms for any unwritten Benefit Plan, (iii) the summary plan description and any current summary of material modification, (iv) related trust or funding agreement, (v) the most recent IRS determination letter (or opinion letter, if applicable), (vi) the most recently filed Form 5500, (vii) the most recently completed financial statement, actuarial report and non-discrimination testing results, if applicable, and (viii) all non-routine filings made with any Governmental Authorities.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Sponsor Material Adverse Effect, each Benefit Plan complies with all applicable Laws (including, where applicable, ERISA and the Code and the regulations promulgated thereunder) and the terms of the applicable Benefit Plan and, with respect to each Benefit Plan, no event has occurred and, to the Knowledge of the Contributor Parties, no condition exists, that has subjected or would reasonably be expected to subject the Hi-Crush Entities to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or any other applicable Law, either directly or by reason of any affiliation with any ERISA Affiliate. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) with respect to any Benefit Plan.

(f)    All material contributions required to be made under the terms of any of the Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly accrued. With respect to each Benefit Plan, (i) no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Contributor Parties, threatened, (ii) to the Knowledge of the Contributor Parties, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by any Governmental Authorities are pending, or, to the Knowledge of the Contributor Parties, threatened.

(g)    No Hi-Crush Entity nor any ERISA Affiliate has any liability (whether absolute or contingent) with respect to, and no Benefit Plan is subject to, Title IV of ERISA (including a “multiemployer plan” (as defined in Section 3(37) of ERISA)), Section 302 of ERISA or Section 412 of the Code. No Benefit Plan is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(h)    With respect to each Benefit Plan, no Proceedings or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Contributor Parties, threatened that would reasonably be expected to result in material liability to the Hi-Crush Entities.

(i)    Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of post-retirement or post-termination health, life, welfare or disability insurance for current or future retired or former employees or service providers (or their spouses or dependents).

(j)    Neither the negotiation or execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement would, either alone or in combination with another event, (A) result in any material payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due under any Benefit Plan, (B) materially increase any benefits under any Benefit Plan, or (C) result in the acceleration of the time of payment, funding or vesting of any material payments or other material benefits or give rise to any additional service credits under any Benefit Plan.

(k)    No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of any Hi-Crush Entity who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. No Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 of the Code.

(l)    Each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is nonqualified deferred compensation subject to Section 409A of the Code, has been operated and documented in all material respects in compliance with Section 409A of the Code and all applicable regulations and notices issued thereunder.

(m)    Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked, and to the Knowledge of the Contributor Parties, no event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualified status. Each trust established in connection with any Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the knowledge of such Contributor Party, no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

Section 4.9    Tax Matters. Except as set forth on Schedule 4.9 or would not, individually or in the aggregate, reasonably be expected to have a Sponsor Material Adverse Effect, to the Knowledge of the Contributor Parties:

(a)    All Tax Returns required by applicable Law to be filed by or with respect to each Sponsor Entity have been timely filed (taking into account any extensions of time within which to file), and such Tax Returns are true, correct and complete in all material respects.

(b)    All Taxes owed by or with respect to the Sponsor Entities that are or have become due have been timely paid in full.

(c)    All Taxes required to be withheld, collected or deposited by or with respect to the Sponsor Entities have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant Governmental Authority.

(d)    There are no Encumbrances (other than Encumbrances with respect to Taxes that are not yet due and payable or, if due, not delinquent or being contested in good faith by appropriate proceedings) on any of the assets of any of the Sponsor Entities that arose in connection with any failure (or alleged failure) to pay any Tax.

(e)    There is no action, suit, proceeding, investigation, audit, dispute or claim concerning any Tax Return or any amount of Taxes of the Sponsor Entities either claimed or raised by any Governmental Authority in writing.

(f)    The Sponsor has made an election pursuant to Section 754 of the Code and such election is currently in effect.

(g)    There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any Taxes of the Sponsor Entities.

(h)    Except for any agreements among the Sponsor Entities, no Sponsor Entity is a party to any Tax sharing agreement or Tax indemnity agreement or has any continuing obligations under any such agreements.

(i)    No power of attorney related to Taxes which is currently in force has been granted by any Sponsor Entity.

(j)    No Sponsor Entity has liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor, or by Contract.

(k)    None of the Sponsor Entities has been a party to a transaction that is a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(l)    Hi-Crush Services and each Legacy Sponsor Subsidiary is classified as an entity disregarded as separate from the Sponsor for U.S. federal income tax purposes in accordance with Treasury Regulation § 301.7701-3. Sponsor is classified as a partnership for U.S. federal income tax purposes in accordance with Treasury Regulation § 301.7701-3. None of the Sponsor Entities has elected to be treated as a corporation for U.S. federal income Tax purposes.

(m)    Notwithstanding any other provision in this Agreement, (i) except to the extent that Taxes or the Code are explicitly referenced elsewhere, the representations and warranties in this Section 4.9 are the only representations and warranties in this Agreement with respect to the Tax matters of the Sponsor Entities, and (ii) none of the Sponsor Entities make any representation or warranty with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute of any Sponsor Entities after the Closing Date.

Section 4.10    Litigation. There are no Proceedings pending or, to the Knowledge of the Contributor Parties, threatened before any Governmental Authority or arbitrator against the Sponsor Entities or the General Partner, except as would not, individually or in the aggregate, reasonably be expected to have a Sponsor Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

Except as disclosed in any Partnership SEC Reports filed with or furnished to the SEC (excluding any disclosures included in any “risk factor” section of such Partnership SEC Reports or any other disclosures in such Partnership SEC Reports to the extent they are predictive or forward looking and general in nature) prior to the date of this Agreement, the Partnership hereby represents and warrants to the Contributor Parties as follows:

Section 5.1    Organization. The Partnership (a) is a limited partnership formed, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite legal and limited partnership power and authority to own, lease and operate its assets and properties and to conduct its businesses as currently owned and conducted and (c) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except with respect to clause (c) for circumstances that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 5.2    No Conflict or Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Partnership is a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with any provision of the Organizational Documents of the Partnership; (b) violate any Law applicable to the Partnership; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any Contract; (d) result in the creation or imposition of any Encumbrance upon any of the properties or assets of the Partnership; or (e) result in the cancellation, modification, revocation or suspension of any Permit of any of the Partnership, except, in the case of clauses (b) through (e), as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 5.3    Consents and Approvals. Except (a) as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or (b) for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or other local securities Laws and any applicable requirements of a national securities exchange, neither the Partnership’s execution and delivery of this Agreement and the other Transaction Documents to which the Partnership is a party, nor the Partnership’s performance of its obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with any Governmental Authority by the Partnership.

Section 5.4    Partnership Capitalization.

(a)    As of the date of this Agreement, the Partnership has no partnership or other equity interests outstanding other than (i) 89,866,063 Common Units, (ii) the GP Interests, (iii) the IDRs and (iv) 1,536,881 Phantom Units (collectively, the “Partnership Interests”). All of the Partnership Interests (other than the Phantom Units) have been duly authorized and validly issued and are fully paid (to the extent required under the Partnership Agreement) and, other than the GP Interests, non-assessable (except to the extent specified in Sections 17-303, 17-607 or 17-804 of the DRULPA).

(b)    Except as described in Schedule 5.4(b), there are no preemptive or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of any interest in the Partnership (provided that the foregoing shall not apply to any such rights to purchase or restriction on voting or transfer that any holder of Common Units may have imposed upon such Common Units).

(c)    Except for the Phantom Units or as described in Schedule 5.4(c): (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating the Partnership to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in the Partnership; (ii) there are no outstanding securities or obligations of any kind of the Partnership which are convertible into or exercisable or exchangeable for any equity interest in the Partnership or any other Person, and the Partnership has no obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are no outstanding equity appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of the Partnership; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness or obligations of the Partnership having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of the common units of the Partnership; and (v) except as described in the in Schedule 5.4(c), there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which the Partnership is a party or by which any of their respective securities are bound with respect to the voting, disposition or registration of any outstanding securities of the Partnership (provided that the foregoing shall not apply to any such restriction on voting or disposition that any holder of Common Units may have imposed upon such Common Units).

Section 5.5    Listing. The common units of the Partnership are listed on the New York Stock Exchange. Prior to Closing, the New York Stock Exchange shall have authorized the listing of the Consideration, subject to official notice of issuance.

Section 5.6    Brokers. Except as set forth on Schedule 5.6, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of the Partnership Entities.

Section 5.7    Litigation. There are no Proceedings pending or, to the Knowledge of the Partnership, threatened before any Governmental Authority or arbitrator against the Partnership, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

ARTICLE VI

COVENANTS

Section 6.1    Further Assurances; Cooperation. Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. None of the Parties will, without the prior written consent of the other Parties, take or fail to take any action that would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time after the Closing Date, without further consideration, each Party will, at its own expense, execute and deliver such documents to the other Parties as the other Parties may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement.

Section 6.2    Conflicts Committee. Prior to the Closing, none of the Contributor Parties shall, directly or indirectly, without the consent of the Conflicts Committee, eliminate or cause the elimination of the Conflicts Committee, or revoke or diminish the authority of the Conflicts Committee, or remove or cause the removal of any director of the board of directors of the General Partner (the “Board of Directors”) that is a member of the Conflicts Committee either as a member of the Board of Directors or the Conflict Committee without the affirmative vote of a majority of the members of the Board of Directors, including the affirmative vote of each of the other members of the Conflicts Committee. For the avoidance of doubt, this Section 6.2 shall not apply to the filling in accordance with the provisions of the applicable Organizational Documents of any vacancies caused by the death, incapacity or resignation of any director.

Section 6.3    Certain Business Activities.

(a)    From the date hereof until the Closing and except as contemplated by this Agreement or as required by applicable Law, without the prior written consent of the other Parties hereto, each of the Parties shall not, and shall not take any action to cause any other Party to, take any action that would be reasonably likely to prevent or materially impair, delay or interfere with the ability of such Party to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which such Party is a party, including, for the avoidance of doubt and without limitation, (x) in the case of the General Partner, selling, assigning, exchanging or otherwise transferring the GP Interest, and (y) in the case of the Sponsor, selling, assigning, exchanging or otherwise transferring the IDRs, in each case to any Person other than the Partnership (or its designee) pursuant to this Agreement.

(b)    From the date hereof until the Closing and except as contemplated by this Agreement, as required by applicable Law or as agreed to in writing by the other Parties hereto, each of the Parties shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice.

(c)    Prior to the Closing Date, the Board of Directors shall only declare distributions in the ordinary course and consistent with past practice, including with timing consistent with past practice; provided, that the amount of any quarterly distribution declared prior to the Closing Date shall not exceed $0.25 per Common Unit without the consent of the Conflicts Committee.

Section 6.4    Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to the Transaction Documents or the transactions contemplated thereby and none of the Partnership and its Affiliates, on the one hand, nor any of the Contributor Parties and their Affiliates, on the other hand, shall issue any such public announcement, statement or other disclosure without having first notified the Contributor Parties, on the one hand, or the Partnership, on the other hand, and provided such Party with, if legally permitted and practically possible, a reasonable time period to review and comment thereon.

Section 6.5    Confidential Information.

(a)    For two years after the Closing:

(i)    The Contributor Parties and their Affiliates shall not, directly or indirectly, disclose to any Person any information that is not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to the business and operations of the Hi-Crush Entities; and

(ii)    The Partnership and its Affiliates shall not, directly or indirectly, disclose to any Person any information that is not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to the Contributor Parties (“Confidential Information”); provided, however, that any such confidential information received, obtained or created in the course of defending any claim or action under Article VII shall not be disclosed for a period of two years following the resolution of such claim or action.

(b)    Notwithstanding the foregoing:

(i)    The Partnership, the Contributor Parties and their respective Affiliates may disclose any information relating to the business and operations of the Hi-Crush Entities, or the Contributor Parties, as the case may be:

(A)    if required by Law, including applicable regulatory authority or applicable stock exchange rule or if contemplated by the requirements set forth herein;

(B)    to such other Persons if, at the time such information is provided, such Person is already in the possession of such information through no fault of or action by the disclosing Party; or

(C)    if required in connection with a Claim under Article VII.

(ii)    The Contributor Parties and their Affiliates shall be entitled to disclose Confidential Information to investors and limited partners, and to prospective investors or other Persons as part of fundraising or marketing activities undertaken by Avista Capital Holdings, L.P., a Delaware limited partnership (“Avista”), or any of its Affiliates; provided that such disclosures are made only to Persons who are subject to an obligation of confidentiality with respect to such information that is no less stringent than the obligations set forth in this Section 6.5.

(c)    Nothing in this Agreement will prevent any individual from: (i) lawfully initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the U.S. Securities and Exchange Commission or any other Governmental Authority regarding a possible violation of any Law; (ii) responding to any inquiry or legal process directed to an individual from any Governmental Authority; (iii) testifying, participating or otherwise assisting in an action or proceeding by any Governmental Authority relating to a possible violation of law, including providing documents or other confidential information to Governmental Authorities; or (iv) receiving an award for information provided to the U.S. Securities and Exchange Commission or another Governmental Authority. No individual will be required to obtain prior authorization from the Partnership, the Contributor Parties, or any of their respective Affiliates before engaging in any of the conduct described in the previous sentence, or to notify the Partnership, the Contributor Parties or their respective Affiliates of having engaged in any such conduct.

Section 6.6    Certain Insurance and Indemnification Matters.

(a)    The Partnership agrees that all rights to indemnification and exculpation existing in favor of the Sponsor Entities or the General Partner or any present or former director, officer, employee, fiduciary or agent of the Sponsor Entities or the General Partner, as provided in the respective Organizational Documents of the Sponsor Entities or the General Partner in effect as of the date of this Agreement, shall survive the Closing and shall continue in full force and effect for a period of not less than the applicable statute of limitations. The Partnership shall not amend, restate, waive or terminate any Organizational Document of the Sponsor Entities or the General Partner in any manner that would adversely affect the indemnification or exculpation rights of any such present or former director, officer, employee, fiduciary or agent.

(b)    The Partnership covenants and agrees that, during the period that commences on the Closing Date and ends on the sixth (6th) anniversary of the Closing Date, with respect to each individual who (i) served as a director or officer of any of the Sponsor Entities or the General Partner at any time prior to the Closing Date or (ii) previously resigned or resigned pursuant to Section 2.3(a)(iii) (each, a “Covered Person”), the Partnership shall cause such Sponsor Entity or the General Partner (A) to continue in effect the current director and officer liability or similar insurance policy or policies, including fiduciary liability insurance, that such Sponsor Entity or the General Partner has as of the date of this Agreement, or (B) upon the termination or cancellation of any such policy or policies, (x) to provide director and officer liability or similar insurance in substitution for, or in replacement of, such cancelled or terminated policy or policies or (y) to provide a ‘tail’ or runoff policy (covering all claims, whether choate or inchoate, made during such six (6) year period), in each case so that each Covered Person has coverage thereunder for acts, events, occurrences or omissions occurring or arising at or prior to the Closing to the same extent (including policy limits, exclusions and scope) as such Covered Person has coverage for such acts, events, occurrences or omissions under the director and officer insurance or similar policy maintained by the Sponsor Entities or the General Partner as of the date of this Agreement.

(c)    In the event that any Sponsor Entity or the General Partner (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) in one or more series of transactions, directly or indirectly, transfers all or substantially all of its properties and assets to any Person (whether by consolidation, merger or otherwise), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assume the obligations set forth in this Section 6.6.

Section 6.7    Post-Closing Access; Records. From and after the Closing, the Partnership and its Affiliates shall make or cause to be made available to the Contributor Parties all books, records, Tax Returns and documents of the Hi-Crush Entities (and the assistance of employees responsible for such books, records and documents) upon reasonable notice during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding, (b) preparing reports to stockholders and Governmental Authorities or (c) such other purposes for which access to such documents is determined by the Contributor Parties to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit, or the determination of any matter relating to the rights and obligations of the Contributor Parties or any of their Affiliates under any Transaction Documents; provided, however, that access to such books, records, documents and employees shall not interfere with the normal operations of the Hi-Crush Entities and the reasonable out-of-pocket expenses of the Hi-Crush Entities incurred in connection therewith shall be paid by the Contributor Parties. The Partnership shall cause each Hi-Crush Entity to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (i) five (5) years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to the Contributor Parties at the end of any such period.

Section 6.8    Tax Matters.

(a)    Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration, and other similar Taxes and fees incurred in connection with this Agreement (“Transfer Taxes”) shall be borne equally by the Partnership, on the one hand, and the Contributor Parties, on the other hand. The Partnership and Contributor Parties shall cooperate to file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and, if required by applicable Law, the Parties agree to join in the execution of any such Tax Return and other documentation.

(b)    Allocation. On or prior to the date that is ninety (90) days after the Closing Date, the Contributor Parties’ Representative shall provide to the Partnership the Contributor Parties’ proposed allocation of the Consideration and other items treated as consideration for U.S. federal income tax purposes, which shall (i) allocate the Consideration (and the other items properly treated as consideration for U.S. federal income tax purposes) among the equity of the Partnership, the General Partner, and the Sponsor Entities indirectly transferred pursuant to this Agreement in accordance with Section 1060 of the Code and, to the extent applicable, Section 755 of the Code, and the Treasury Regulations thereunder, and (ii) in accordance with the amounts allocated to the equity of the General Partner and Sponsor Entities pursuant to clause (i), allocate such amounts among the assets of the General Partner and the Sponsor Entities in accordance with Section 1060 of the Code and, to the extent applicable, Section 755 of the Code, and the Treasury Regulations thereunder (the “Draft Allocation”). For the avoidance of doubt, the amounts allocated to the equity of to the Partnership pursuant to clause (i) of the preceding sentence shall be allocated among the assets of the Partnership for purposes of Sections 704(c), 751 and 755 of the Code consistent with the Partnership’s existing methodologies and current practices used for other transfers of equity in the Partnership, and nothing in the Draft Allocation or Tax Allocation shall require the Parties or the Partnership to use a different methodology. The Partnership shall have thirty (30) days after the receipt of the Draft Allocation to propose in writing any comments to the Draft Allocation (and in the event no such comments are proposed to the Contributor Parties within such time period, Partnership will be deemed to have agreed to, and accepted, the Draft Allocation). The Contributor Parties and the Partnership shall negotiate in good faith to agree upon a final allocation (the “Tax Allocation”). In the event that Partnership and the Contributor Parties are unable to agree upon a final allocation within thirty (30) days of Partnership’s delivery to the Contributor Parties of written comments to the Draft Allocation, the Parties may take inconsistent Tax reporting positions with respect to the allocation of the Consideration (and the other items properly treated as consideration for U.S. federal income tax purposes). In the event that the Parties agree upon a final Tax Allocation, Partnership and the Contributor Parties agree to (A) treat and report the transactions contemplated by this Agreement in all respects consistent with such Tax Allocation for purposes of any U.S. federal and applicable state income Taxes (including, but not limited to any statements required under Treasury Regulation § 1.751-1(a)(3) and any allocation required under Section 755 of the Code), and (B) not take any action inconsistent with such Tax Allocation; provided, however, that neither the Partnership nor the Contributor Parties shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

(c)    Cooperation. Prior to the destruction or discarding of any books and records with respect to Tax matters pertinent to the General Partner or any Sponsor Entity relating to any taxable period beginning on or before the Closing Date, each Party shall give the other Party reasonable written notice and, if the other Party so requests, shall itself allow, or cause the General Partner or Sponsor Entity to allow the other Party to take, possession of such books and records. Partnership and the Contributor Parties further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the General Partner or a Sponsor Entity as a result of the transactions contemplated hereby or for any taxable period of the General Partner or Sponsor Entity beginning on or before the Closing Date.

(d)    Allocations. The Partnership and the Contributor Parties shall use commercially reasonable efforts to cause the Partnership to allocate all items of income, gain, loss, deduction and credit allocable to the Subject Units between Partnership and the Contributor Parties (as the owners of the Sponsor) based on the “interim closing method” under Section 706 of the Code and the Treasury Regulations thereunder.

(e)    Tax Indemnity.

(i)    The Contributor Parties, on a several and not joint basis, shall be liable for, shall pay and shall protect, defend, indemnify and hold harmless the Partnership and its Subsidiaries from and against all Losses such parties incur arising from (i) any breach of the representations and warranties contained in Section 4.9, (ii) any Taxes of the Sponsor Entities arising prior to and including the Closing Date, and (iii) any liability of each Sponsor Entity for the Tax of another Person as a result of being (A) a member of an affiliated, consolidated, combined or unitary group or (B) a party to any Contract providing for an obligation to indemnify any other Person for Tax. The Partnership shall be solely liable for, shall pay and shall protect, defend, indemnify and hold harmless the Contributor Parties from any and all Taxes which arise as a result of the ownership of the Sponsor Entities after the Closing Date.

(ii)    If any claim (an “Indemnified Tax Claim”) is made by any Tax Authority that, if successful, would result in indemnification of any Party (the “Tax Indemnified Party”) by another Party (the “Tax Indemnifying Party”) under this Section 6.8, the Tax Indemnified Party shall promptly, but in no event later than the earlier of (i) forty-five (45) days after receipt of notice from the Tax Authority of such claim or (ii) fifteen (15) days prior to the date required for the filing of any protest of such claim, notify the Tax Indemnifying Party in writing of such fact.

(iii)    The Tax Indemnifying Party shall control all decisions with respect to any Tax Proceeding involving an Indemnified Tax Claim and the Tax Indemnified Party shall take such action (including settlement with respect to such Tax Proceeding or the prosecution of such Tax Proceeding to a determination in a court or other tribunal of initial or appellate jurisdiction) in connection with a Tax Proceeding involving an Indemnified Tax Claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney; provided, however, that (i) within thirty (30) days after the notice required by Section 6.8(e)(ii) has been delivered (or such earlier date that any payment of Taxes with respect to such claim is due but in no event sooner than five days after the Tax Indemnifying Party’s receipt of such notice), the Tax Indemnifying Party requests that such claim be contested, and (ii) if the Tax Indemnified Party is requested by the Tax Indemnifying Party to pay the Tax claimed and sue for a refund, the Tax Indemnifying Party shall have advanced to the Tax Indemnified Party, on an interest-free basis, the amount of such claim. The Tax Indemnified Party shall not make any payment of an Indemnified Tax Claim for at least thirty (30) days (or such shorter period as may be required by Law) after the giving of the notice required by Section 6.8(e)(ii) with respect to such claim, shall give to the Tax Indemnifying Party any information requested related to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in order to contest effectively any such claim.

(f)    Scope. Notwithstanding anything to the contrary herein, this Section 6.8 shall be the exclusive remedy for any claims relating to Taxes (including any claims relating to representations respecting Tax matters including Section 4.9). The rights under this Section 6.8 shall survive the Closing until thirty (30) days after the expiration of the statute of limitations (including extensions) applicable to such Tax matter. No claim may be made or brought by any Party hereto after the expiration of the applicable survival period unless such claim has been asserted by written notice specifying the details supporting the claim on or prior to the expiration of the applicable survival period. For the avoidance of doubt, this Section 6.8 shall not be subject to the provisions of Article VII.

Section 6.9    Waiver of Earnout Rights. By entering into this Agreement, each Contributor Party, on behalf of itself and its Affiliates, hereby waives, from and after the Closing, any and all rights related to, and acknowledges the termination of any obligations of any Partnership Entity in respect of, the Earnout Payments including, without limitation, the right of such Contributor Party and/or its Affiliates to receive any indirect payments thereunder, and acknowledges and agrees that the Contributor Parties and their Affiliates shall not have any further rights with respect thereto. The Sponsor hereby waives, from and after the Closing, any and all rights related to, and acknowledges the termination of any obligations of the Partnership in respect of, any Earnout Payment contemplated by the 2016 Contribution Agreement (including any rights by the Sponsor to receive any payments thereunder) pursuant to the terms of Section 12.8 therein, and acknowledges and agrees that the Sponsor shall not have any further rights with respect thereto. The Sponsor hereby waives, from and after the Closing, any and all rights related to, and acknowledges the termination of any obligations of the Partnership or Hi-Crush Augusta in respect of, any Earnout Payment contemplated by the 2017 Contribution Agreement (including any rights by the Sponsor to receive any payments thereunder) pursuant to the terms of Section 12.8 therein, and acknowledges and agrees that the Sponsor shall not have any further rights with respect thereto.

ARTICLE VII

INDEMNIFICATION, COSTS AND EXPENSES

Section 7.1    Survival of Representations and Warranties.

(a)    Except as provided in Section 6.8 and Section 7.1(b), the representations and warranties set forth in this Agreement and in any Transaction Document shall not survive the Closing. The covenants or agreements set forth in this Agreement shall survive until fully discharged.

(b)    The Fundamental Representations shall survive the Closing for a period of two years (the “Survival Period”). The Partnership acknowledges that from and after Closing it will not have any claims or causes of action or any right to indemnification pursuant to Section 7.2 or otherwise for a breach of any representation or warranty in this Agreement that does not survive the Closing.

Section 7.2    Indemnification.

(a)    Subject to Section 6.8 relating to Taxes, from and after the Closing, the Partnership and the partners, directors, managers, officers, employees and agents of the foregoing (collectively, the “Partnership Indemnified Parties”) shall be indemnified and held harmless by the Contributor Parties for any Losses that the Partnership incurs by reason of the incorrectness, falsity or breach of the Fundamental Representations under this Agreement. Written notice of any claim by the Partnership for indemnification from the Contributor Parties under this Section 7.2 relating to the incorrectness, falsity or breach of the Fundamental Representations under this Agreement arising during the Survival Period must be given by the Partnership to the Contributor Parties’ Representative no later than the end of the Survival Period. For purposes of clarity, any claim by the Partnership for the breach of any Fundamental Representations contained in Article III or Article IV, or any claim pursuant to Section 6.8, shall be indemnified by the Contributor Parties on a several and not joint basis.

(b)    From and after the Closing, the Partnership Indemnified Parties shall be indemnified and held harmless by the Contributor Parties, and the Contributor Parties and their current and future Affiliates and each of the direct and indirect equity holders, members, directors, managers, officers, employees and agents of the foregoing (the “Contributor Parties Indemnified Parties”) shall be indemnified and held harmless by the Partnership, for any Losses that the Partnership or the Contributor Parties, as the case may be, incurs by reason of breach by the other Party of the covenants or agreements of the other Party set forth in this Agreement.

Section 7.3    Defense of Claims.

(a)    If any Indemnified Party receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a Party to this Agreement or any Representative of a Party to this Agreement (a “Third Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnified Party shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall not be given later than thirty (30) calendar days after the Indemnified Party’s receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the indemnifiable Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnified Party, to elect to assume the defense of any Third Party Claim at such Indemnifying

Party’s expense and by such Indemnifying Party’s own counsel; provided, that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party. The Indemnified Party shall cooperate in good faith in such defense at such Indemnified Party’s own expense. If an Indemnifying Party elects not to assume the defense of any Third Party Claim, the Indemnified Party may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party’s liability pursuant to this Agreement.

(b)    (i) If, within 20 calendar days after an Indemnified Party provides written notice to the Indemnifying Party of any Third Party Claims, the Indemnified Party receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in this Section 7.3, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof (unless the Indemnifying Party is also a party to such proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate based on a conflict of interest between the Indemnifying Party and the Indemnified Party, in which case the Indemnified Party shall have the right to engage not more than one firm as its own counsel, the fees and expenses of which shall be paid by the Indemnifying Party); provided, however, that if the Indemnifying Party shall fail to take reasonable steps necessary to defend diligently such Third Party Claim within 20 calendar days after receiving notice from the Indemnified Party that the Indemnified Party believes the Indemnifying Party has failed to take such steps, the Indemnified Party may assume its own defense and the Indemnifying Party shall be liable for all reasonable expenses thereof.

(ii)    Without the prior written consent of the Indemnified Party, the Indemnifying Party shall not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within 30 calendar days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnified Party may contest or defend such Third Party Claim. In such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by Indemnified Party up to the date of said notice.

(c)    Any claim by an Indemnified Party on account of an indemnifiable Loss that does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than 30 calendar days after the Indemnified Party becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of 20 calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such 20 calendar day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnified Party will be free to seek enforcement of its right to indemnification under this Agreement.

(d)    If the amount of any indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof to the date or repayment at the “prime rate” as published in The Wall Street Journal) shall promptly be repaid by the Indemnified Party to the Indemnifying Party.

(e)    A failure to give timely notice as provided in this Section 7.3 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party that was entitled to receive such notice was actually prejudiced as a result of such failure.

(f)    Notwithstanding anything to the contrary in this Section 7.3, the indemnification procedures set forth in Section 6.8 shall control any indemnities relating to Taxes.

Section 7.4    Exclusive Remedy. Except for the remedies contained in Section 6.8 relating to Taxes, Section 8.8 and in the case of fraud, after the Closing, the Partnership acknowledges that the indemnification obligations of the Contributor Parties set forth in Section 7.2 are the sole and exclusive remedy of the Partnership Entities with respect to this Agreement and the transactions contemplated hereby, whether asserted against (a) the Contributor Parties or the Sponsor Entities or (b) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of the or any of the Contributor Parties or the Sponsor Entities. Subject to and in furtherance of the foregoing, the Partnership hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have relating to the subject matter of this Agreement based upon predecessor or successor liability, contribution, tort, strict liability or any Law or otherwise.

Section 7.5    Limitations. Notwithstanding anything to the contrary in this Article VII or elsewhere in this Agreement (other than Section 6.8 relating to Taxes):

(a)    Each Contributor Party’s aggregate liability under this Agreement and from the transactions contemplated hereby shall not exceed its pro rata share of the value of the Consideration.

(b)    Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss for which it would otherwise be entitled to indemnification pursuant to this Article VII upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss; provided that any reasonable cost incurred by a Party to mitigate any such Loss will be deemed a Loss for purposes of this Article VII.

(c)    NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER THE PARTNERSHIP NOR THE CONTRIBUTOR PARTIES NOR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE HEREUNDER TO ANY INDEMNIFIED PARTY FOR ANY LOST PROFITS OR PUNITIVE, CONSEQUENTIAL, REMOTE, SPECULATIVE, SPECIAL OR INDIRECT DAMAGES, EXCEPT TO THE EXTENT SUCH LOST PROFITS OR DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFIED PARTY FOR WHICH IT IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

Section 7.6    Tax Treatment of Indemnity Provisions. Each Party, to the extent permitted by applicable Law, agrees to treat any payments made pursuant to this Article VII as adjustments to the Consideration for all U.S. federal and applicable state income and franchise Tax purposes.

Section 7.7    Calculation of Losses. In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be computed net of (a) payments actually recovered by any Indemnified Party under any insurance policy with respect to such Losses net of expenses and (b) any actual recovery by any Indemnified Party from any Person with respect to such Losses net of expenses. Each Indemnified Party shall use commercially reasonable efforts to pursue reimbursement for Losses, including under insurance policies and indemnity arrangements.

Section 7.8    No Duplication. In no event shall any Indemnified Party be entitled to recover any Losses under one Section or provision of this Agreement to the extent of the full amount of such Losses already recovered by such Indemnified Party, nor shall its insurer or indemnitor be entitled to any kind of subrogation or substitution which would give it the right to make a claim against the Indemnifying Party.

Section 7.9    Release.

(a)    Except for the obligations of the Partnership under this Agreement or any Transaction Document and in the case of fraud, effective as of the Closing, each Contributor Party hereby forever fully and irrevocably releases and discharges each Hi-Crush Entity and its respective predecessors, successors and past and present stockholders, directors, managers, officers, employees, agents, and other representatives (collectively, the “Hi-Crush Released Parties”) from any and all actions, suits, claims, demands, debts, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) in each case related directly to such Contributor Party’s ownership of any of the Subject Units and the ownership and/or operation of the Sponsor Entities, or the assets, business, operations conduct, services, products and/or employees (including former employees) or any of the Sponsor Entities (and any predecessors), related to any period of time before the Closing Date, which each such Contributor Party can, shall or may have against the Hi-Crush Released Parties, whether known or unknown, and that now exist or may hereinafter accrue based on matters now known or unknown (collectively, the “Hi-Crush Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any proceeding of any kind before any Governmental Authority, against any Hi-Crush Released Party based upon any Hi-Crush Released Claim.

(b)    Except for the obligations of the Contributor Parties under this Agreement or any Transaction Document and in the case of fraud, effective as of the Closing, the Partnership hereby forever fully and irrevocably releases and discharges each Contributor Party and its respective predecessors, successors and past and present stockholders, directors, managers, officers, employees, agents, and other representatives, as applicable (collectively, the “Contributor Released Parties”), from any and all actions, suits, claims, demands, debts, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) in each case related directly to such Contributor Party’s ownership of any of the Subject Units and the ownership and/or operation of the Hi-Crush Entities, or the assets, business, operations conduct, services, products and/or employees (including former employees) or any of the Hi-Crush Entities (and any predecessors), related to any period of time before the Closing Date, which the Partnership can, shall or may have against any of the Contributor Parties, whether known or unknown, and that now exist or may hereinafter accrue based on matters now known or unknown (collectively, the “Contributor Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any proceeding of any kind before any Governmental Authority, against any Contributor Released Party based upon any Contributor Released Claim.

(c)    Notwithstanding the provisions of Sections 7.9(a) and 7.9(b) and for the avoidance of doubt, “Hi-Crush Released Claims” and “Contributor Released Claims” shall not include, and the preceding provisions of Sections 7.9(a) and 7.9(b) shall not release or otherwise diminish the obligations of the Partnership or the Contributor Parties expressly set forth in any provisions of this Agreement or in any other Transaction Document or otherwise release or operate to limit any claim by a Party for fraud.

Section 7.10    No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NONE OF THE PARTIES OR ANY OTHER PERSON, INCLUDING ANY AFFILIATE OF ANY PARTY, MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PARTIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTIES OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY SUCH PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY). EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, EACH PARTY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR

REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES) WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTNERSHIP UNDERSTANDS AND AGREES THAT ANY INVENTORY, EQUIPMENT, ASSETS, PROPERTIES AND BUSINESS OF THE SPONSOR ENTITIES AND THE GENERAL PARTNER ARE FURNISHED “AS IS”, “WHERE IS” AND SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND ARTICLE IV, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING IN THIS AGREEMENT SHALL LIMIT THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE OTHER PARTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED HEREUNDER, NOR WILL ANYTHING IN THIS AGREEMENT OPERATE TO LIMIT ANY CLAIM BY A PARTY FOR FRAUD.

ARTICLE VIII

MISCELLANEOUS

Section 8.1    Amendments and Modifications. This Agreement may be amended, modified or supplemented only by written agreement of the Parties hereto.

Section 8.2    Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.3    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than Delaware. Each Party hereby agrees that service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made in accordance with Section 8.4 addressed to such Party at the address specified pursuant to Section 8.4. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery, or in the event, but only in the event, that such court does not have jurisdiction over such action or proceeding, to the exclusive jurisdiction of the United States District Court for the District of Delaware (or, in the event that such court does not have jurisdiction over such action or Proceeding, to the exclusive jurisdiction of the Delaware Superior Court) (collectively, the “Courts”), for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such Courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent in accordance with Section 8.4 to such Party’s address set forth in Section 8.4 will be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity. EACH PARTY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH.

Section 8.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by email transmission, or mailed by a nationally recognized overnight courier, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

If to the Partnership:

Hi-Crush Partners LP

1330 Post Oak Blvd, Suite 600

Houston, TX 77056

Attention: General Counsel

Facsimile: (713) 980-6200

with a copy (which shall not constitute notice) to:

Hi-Crush Partners LP

1330 Post Oak Blvd, Suite 600

Houston, TX 77056

Attention: Joseph C. Winkler III

                 Chairman of the Conflicts Committee

Facsimile: (713) 980-6202

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Attention: William N. Finnegan IV

        Nick S. Dhesi

E-Mail: bill.finnegan@lw.com

              nick.dhesi@lw.com.com

If to the Contributor Parties, to the Contributor Parties’ Representative on behalf of all the Contributor Parties:

Avista Capital Holdings, L.P.

65 East 55th Street

18th Floor

New York, NY 10022

Attention: Ben Silbert

E-Mail: silbert@avistacap.com

each with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin St.Suite 2500

Houston, Texas 77002

Attention: E. Ramey Layne

E-Mail: rlayne@velaw.com

Section 8.5    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties. Neither Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties.

Section 8.6    Contributor Parties’ Representative. As of the date of this Agreement, each Contributor Party hereby appoints Avista as his, her or its agent and attorney in fact to act on such Contributor Party’s behalf in effecting the execution, delivery and performance of this Agreement and the other Transaction Documents, with full power and authority to bind such Contributor Party as though such Contributor Party was present and acting on his, her or its own behalf. Each Contributor Party further instructs Partnership to discuss all matters relating to this Agreement and any other matters associated with the Transaction Documents with the Contributor Parties’ Representative on behalf of all of the Contributor Parties. All actions to be taken or notices to be provided by the Contributor Parties under this Agreement shall be taken or provided on behalf of the Contributor Parties by the Contributor Parties’ Representative and all notices to the Contributor Parties under this Agreement shall be provided to the Contributor Parties’ Representative on behalf of the Contributor Parties. All decisions and actions by the Contributor Parties’ Representative, including any agreement between the Contributor Parties’ Representative and Partnership relating to the defense or settlement of any claim pursuant to Article VII for which the Contributor Parties may be required to indemnify any Partnership Indemnified Party, shall be binding upon all of the Contributor Parties and no Contributor Party shall have the right to object, protest or otherwise contest the same.

Section 8.7    Expenses. Except as otherwise set forth in this Agreement, each Party shall pay its own costs and expenses (including legal, accounting, financial advisory and consulting fees and expenses) incurred by such Party in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents, except that Partnership shall pay expenses incurred in connection with obtaining the First Amendment to ABL Credit Agreement required pursuant to Section 2.3(b)(v).

Section 8.8    Specific Performance. The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to the Partnership and the Contributor Parties and Partnership and the Contributor Parties will not have an adequate remedy at Law. Therefore, the obligations of Partnership and the Contributor Parties under this Agreement, including each Contributor Party’s obligation to contribute the Subject Units to Partnership and Partnership’s obligation to acquire the Subject Units from the Contributor Parties, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

Section 8.9    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), together with each of the other Transaction Documents, constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements and understandings, whether written or oral.

Section 8.10    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any applicable Governmental Authority, (a) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (b) such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority, (c) to the extent any such provision is deemed to be invalid, illegal or unenforceable, each of the Contributor Parties and the Partnership agrees that it shall use its reasonable best efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and (d) to the extent that the Governmental Authority does not modify such provision, each of the Contributor Parties and the Partnership agrees that they shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

Section 8.11    Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of any schedule required by this Agreement (the “Disclosure Schedules”) shall not be deemed to be an admission or acknowledgment by the disclosing party or any other Party that such information is required to be listed on such section of the relevant Disclosure Schedule or is material to or outside the ordinary course of the business of the applicable Person to which such disclosure relates. Each disclosure item set forth in the Disclosure Schedules shall relate only to the specific Section of the Agreement that corresponds to the number of such Schedule and to any other Section of this Agreement to which it is reasonably apparent on the face of such disclosure that such disclosure relates. The information contained in this Agreement, the Exhibits hereto and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any Third Party of any matter whatsoever (including any violation of Law or breach of contract).

Section 8.12    Third Party Beneficiaries. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of the Parties hereto. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Parties, including any creditor of any Party or any of their Affiliates, except that Section 6.6 shall inure to the benefit of the Persons referred to therein. No Person other than the Parties shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any Liability (or otherwise) against any other Party hereto.

Section 8.13    Facsimiles; Electronic Transmission; Counterparts. This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) by any Party and such execution shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

Section 8.14    Time of Essence. Time is of the essence in the performance of this Agreement.

Section 8.15    Action by the Partnership. With respect to any action (including any case where the agreement of, or selection by, the Partnership is required), notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by the Partnership at any time prior to the Closing with respect to, or in connection with, this Agreement, such action, notice, consent, approval or waiver shall not be taken or given by the Partnership unless first approved by the Conflicts Committee.

* * * * *

IN WITNESS WHEREOF, the Parties execute and deliver this Agreement, effective as of the date first above written.

PARTNERSHIP:

HI-CRUSH PARTNERS LP

By: Hi-Crush GP LLC, its general partner

By:	/s/ Laura Fulton
Name: Title:	Laura Fulton Chief Financial Officer

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

CONTRIBUTOR PARTIES:

Class A Members:

ACP HIP SPLITTER, L.P.

By:	/s/ Ben Silbert
Name: Title:	Ben Silbert General Counsel

ACP HIP SPLITTER (OFFSHORE), L.P.

By:	/s/ Ben Silbert
Name: Title:	Ben Silbert General Counsel

RER LEGACY INVESTMENTS LLC

By:	/s/ Robert E. Rasmus
Name: Title:	Robert E. Rasmus Sole Member

JMW LEGACY INVESTMENTS LLC

By:	/s/ James M. Whipkey
Name: Title:	James M. Whipkey Sole Member

BLESSED & FAVORED INVESTMENTS LLC

By:	/s/ Jefferies V. Alston, III
Name: Title:	Jefferies V. Alston, III President

JOHN AND KAREN HUFF, TENANTS IN COMMON

By:	/s/ John Huff
Name:	John Huff

By:	/s/ Karen Huff
Name:	Karen Huff

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

LASROSAS CAPITAL LLC

By:	/s/ James E. Parkman, Jr.
Name: Title:	James E. Parkman, Jr. Sole Member

RGW INTERESTS LLC

By:	/s/ R. Graham Whaling
Name: Title:	R. Graham Whaling Manager

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

Class B Members:

By:	/s/ Chad McEver
Name:	Chad McEver

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

Class C Members:

By:	/s/ Laura Fulton
Name:	Laura Fulton

By:	/s/ Martha Romig
Name:	Martha Romig

By:	/s/ Mark Skolos
Name:	Mark Skolos

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

Solely for purposes of Section 6.9,

HI-CRUSH PROPPANTS LLC

By:	/s/ Laura Fulton
Name: Title:	Laura Fulton Chief Financial Officer

HI-CRUSH AUGUSTA ACQUISITION CO., LLC

By:	Hi-Crush Partners LP, its sole member

By:	Hi-Crush GP, LLC, its general partner

By:	/s/ Laura Fulton
Name: Title:	Laura Fulton Chief Financial Officer

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

EXHIBIT A

DEFINITIONS

“2016 Contribution Agreement” shall have the meaning specified in the Recitals.

“2017 Contribution Agreement” shall have the meaning specified in the Recitals.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise. For purposes of this Agreement and the other Transaction Documents, except where otherwise noted, the Hi-Crush Entities shall not be considered Affiliates of the Contributor Parties and, prior to the Closing, neither the Contributor Parties nor the Sponsor Entities shall be considered Affiliates of the Partnership. Notwithstanding anything to the contrary in this Agreement, the term “Affiliate” shall not include, and no provision of this Agreement shall be applicable to, the direct or indirect portfolio companies of investment funds advised or managed by Avista or its Affiliates.

“Agreement” shall have the meaning specified in the preamble.

“Assignment of Units” shall have the meaning specified in Section 2.3(a)(i).

“Avista” shall have the meaning specified in Section 6.5(b)(ii).

“Benefit Plan” means (a) all “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and (b) all other compensation or employee benefit plans, programs and other agreements, whether or not subject to ERISA, including cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination and other employee benefit plans, programs or other agreements, including the LTIP, in each case of clauses (a) and (b) that are sponsored, maintained, contributed to or required to be contributed to by any Hi-Crush Entity for the benefit of current or former employees, individual managers, directors, individual independent contractors or individual consultants of a Hi-Crush Entity, or with respect to which a Hi-Crush Entity has any current or contingent liability.

“Board of Directors” shall have the meaning specified in Section 6.2.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.

“Class A Units” shall have the meaning specified in the Recitals.

“Class B Units” shall have the meaning specified in the Recitals.

“Class C Units” shall have the meaning specified in the Recitals.

“Closing” shall have the meaning specified in Section 2.2(a).

“Closing Date” shall have the meaning specified in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidential Information” shall have the meaning specified in Section 6.5(a)(ii).

“Conflicts Committee” shall have the meaning specified in the Partnership Agreement.

“Consideration” shall have the meaning specified in Section 2.1(b).

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract, or other arrangement, understanding, undertaking, or commitment.

“Contributor Parties” shall have the meaning specified in the preamble.

“Contributor Parties Indemnified Parties” shall have the meaning specified in Section 7.2(b).

“Contributor Parties Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that would, or would be reasonably likely to, materially impair or delay the ability of any of the Contributor Parties or any of their Affiliates to perform any of its obligations or to consummate any of the transactions under the Transaction Documents or otherwise materially threaten, interfere with or impede the Contributor Parties’ or their Affiliates’ consummation or performance of the transactions or obligations under the Transaction Documents.

“Contributor Parties’ Representative” means Avista, in its capacity as the representative of the Contributor Parties.

“Contributor Released Claims” shall have the meaning specified in Section 7.9(b).

“Contributor Released Parties” shall have the meaning specified in Section 7.9(b).

“Courts” shall have the meaning specified in Section 8.3.

“Covered Person” shall have the meaning specified in Section 6.6(b).

“Direct Claim” shall have the meaning specified in Section 7.3(c).

“Disclosure Schedules” shall have the meaning specified in Section 8.11.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Draft Allocation” shall have the meaning specified in Section 6.8(b).

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Earnout Payments” shall have the meaning specified in the Recitals.

“Encumbrances” means any mortgage, deed of trust, encumbrance, charge, claim, equitable or other interest, easement, right of way, building or use restriction, lease, license, lien, option, pledge, security interest, purchase rights, preemptive right, right of first refusal or similar right or adverse claim or restriction of any kind.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with any Hi-Crush Entity, is (or at any relevant time was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“First Amendment to ABL Credit Agreement” means the [First Amendment to Credit Agreement], dated as of [the date hereof], by and among the Partnership, JPMorgan Chase Bank, N.A. and the lenders party thereto, amending that certain Credit Agreement, dated as of August 1, 2018 among the Partnership, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto, in connection with the transactions contemplated by this Agreement.

“Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Validity of Agreement; Authorization), Section 3.3 (No Conflict of Violation), Section 3.5 (Ownership of the Subject Units), Section 3.7 (Liability for Brokers’ Fees), Section 3.9 (Litigation), Section 4.1 (Organization), Section 4.2 (No Conflict or Violation), Section 4.4 (Capitalization of Sponsor; Ownership of the GP Membership Interest and IDRs), Section 4.7 (Business of Sponsor Entities and General Partner) and Section 4.10 (Litigation).

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“General Partner” has the meaning specified in the Recitals.

“Governmental Authority” means any (a) federal, state, local, or municipal government, or any subsidiary body thereof or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, branch, department, official, or entity, (ii) any court, judicial authority, or other tribunal, and (iii) any arbitration body or tribunal.

“GP Agreement” shall mean the First Amended and Restated LLC Agreement of the General Partner dated August 20, 2012.

“GP Interests” shall have the meaning specified in the Recitals.

“GP Membership Interest” means all of the Interests in the General Partner.

“Hi-Crush Augusta” shall have the meaning specified in the preamble.

“Hi-Crush Entities” means (a) the Sponsor Entities, (b) the General Partner and (c) the Partnership Entities.

“Hi-Crush Holdings” shall have the meaning specified in the Recitals.

“Hi-Crush Released Claims” shall have the meaning specified in Section 7.9(a).

“Hi-Crush Released Parties” shall have the meaning specified in Section 7.9(a).

“Hi-Crush Rupert” shall have the meaning specified in the Recitals.

“Hi-Crush Services” shall have the meaning specified in the Recitals.

“IDRs” has the meaning specified in the Recitals.

“Indemnified Party” means any of Partnership Indemnified Parties or Contributor Parties Indemnified Parties, as applicable.

“Indemnified Tax Claim” has the meaning provided such term in Section 6.8(e)(ii).

“Indemnifying Party” shall mean any Party submitting a claim for indemnification pursuant to Article VII.

“Interest” means (a) capital stock, common units, member or limited liability company interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Knowledge” means the actual knowledge, after reasonable inquiry, of Robert E. Rasmus and Laura Fulton.

“Law” means any applicable domestic or foreign federal, state, local, municipal, or other administrative order, constitution, law, Order, policy, ordinance, rule, code, principle of common law, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Legacy Sponsor Subsidiaries” shall have the meaning specified in the Recitals.

“Liability” means, collectively, any indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.

“Loss” means, as to any specified Person, any loss, cost, damages, amounts paid in settlement, expense (including reasonable fees of and actual disbursements by attorneys, consultants, experts or other representatives, including litigation costs), fine of, penalty on, or liability of any other nature of that Person.

“LTIP” means the Hi-Crush Partners LP First Amended and Restated Long Term Incentive Plan.

“Non-Compete Agreement” shall have the meaning specified in Section 2.3(a)(vi).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.

“Organizational Document” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (b) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each, as amended, (c) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person, each as amended.

“Partnership” shall have the meaning specified in the preamble.

“Partnership ABL Credit Agreement” means that certain Credit Agreement dated as of August 1, 2018 among the Partnership, as borrower, the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent and an issuing lender, and each other issuing lender party thereto.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Hi-Crush Partners, LP, dated January 31, 2013.

“Partnership Entities” means the Partnership and the Partnership Operating Subsidiaries.

“Partnership Indemnified Parties” shall have the meaning specified in Section 7.2(a).

“Partnership Interests” shall have the meaning specified in Section 5.4(a).

“Partnership Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that would, or would be reasonably likely to, materially impair or delay the ability of any of the Partnership Entities to perform any of its obligations or to consummate any of the transactions under the Transaction Documents or otherwise materially threaten, interfere with or impede the Partnership Entities’ consummation or performance of the transactions or obligations under the Transaction Documents.

“Partnership Operating Subsidiary” means any Subsidiary of the Partnership.

“Partnership SEC Reports” means all periodic reports, current reports and registration statements, including exhibits and other information incorporated therein, filed by the Partnership with, or furnished by the Partnership to, the SEC, from January 1, 2017 until the date of this Agreement.

“Party” means, as applicable, the Partnership and the Contributor Parties.

“Permits” means all franchises, grants, authorizations, licenses, permits, easements, certificates of need, variances, exemptions, consents, certificates, approvals and orders.

“Person” means any individual, partnership, limited partnership, limited liability company, corporation, joint venture, trust, cooperative, association, foreign trust, unincorporated organization, foreign business organization or Governmental Authority or any department or agency thereof, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“Phantom Units” means any phantom unit that, following vesting, entitles the holder to receive common units of the Partnership (including corresponding distribution rights) and/or cash that was granted pursuant to the LTIP.

“Proceedings” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Registration Rights Agreement” means that certain Registration Rights Agreement by and between the Partnership and Sponsor dated August 20, 2012, as amended by that certain First Amendment to Registration Rights Agreement by and between the Partnership and Sponsor, dated January 31, 2013, and as further amended by that certain Second Amendment to Registration Rights Agreement by and between the Partnership and Sponsor, dated August 31, 2016.

“Registration Rights Agreement Amendment” shall have the meaning set forth in Section 2.3(a)(v).

“Representatives” means all directors, officers, managers, trustees, employees, consultants, advisors (including attorneys), or other representatives of a Person.

“Revised Partnership Agreement” shall have the meaning specified in Section 2.2(b)(iii).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Sponsor” has the meaning specified in the preamble.

“Sponsor Company Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of the Sponsor dated May 3, 2017.

“Sponsor Entities” shall have the meaning specified in the Recitals.

“Sponsor Material Adverse Effect” means any event, change, fact, development, circumstance, condition, matter or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions, matters or occurrences, that is or would be reasonably likely to (i) be materially adverse to, or has had or would be reasonably likely to have a material adverse effect on or change in, on or to the business, condition (financial or otherwise) or operations of the Sponsor Entities, taken as a whole (including, their respective assets, properties or businesses, taken as a whole), or (ii) materially impair or delay the ability of any of the Sponsor Entities to perform any of its obligations or to consummate any of the transactions under the Transaction Documents or otherwise materially threaten, interfere with or impede the Sponsor Entities’ consummation or performance of the transactions or obligations under the Transaction Documents; provided, however, that in the case of clause (i), none of the following events, changes, facts, developments, circumstances, conditions, matters or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Sponsor Material Adverse Effect has occurred: (a) changes in general local, domestic, foreign, or international economic conditions (including but not limited to, prevailing interest rates, commodity prices, transportation conditions, fuel costs, labor costs, rail costs and trucking costs) or political conditions (b) changes affecting generally the industries or markets in which such Person operates, (c) acts of war or major hostilities, sabotage or terrorism, military actions or the escalation thereof, (d) the execution or delivery of this Agreement, the performance or consummation of this Agreement or the transactions contemplated hereby or the public announcement (in accordance with the terms of this Agreement) or other publicity with respect to any of the foregoing, including any disruption of customer or supplier relationships or loss of any employees or independent contractors of any Sponsor Entity; (e) any failure, in and of itself, of any Sponsor Entities to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (it being understood that the facts and circumstances underlying any such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect) or (f) any changes in the applicable laws or accounting rules or principles, including changes required by GAAP or enforcement or interpretations thereof; except, in the case of clauses (a) through (c) and clause (f), to the extent disproportionately affecting the Sponsor Entities as compared with other Persons in the same industry and then only such disproportionate impact shall be considered

“Subject Employees” means those individuals who are employees of a Hi-Crush Entity.

“Subject Units” shall have the meaning specified in the recitals.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity, whether incorporated or unincorporated, of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, (b) if a partnership (whether general or limited), a general partner interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (c) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses.

“Survival Period” shall have the meaning specified in Section 7.1(b).

“Tax” means all taxes, charges, fees, levies, or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, or other tax of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts, imposed by any Tax Authority.

“Tax Allocation” shall have the meaning specified in Section 6.8(b).

“Tax Authority” means a Governmental Authority or political subdivision thereof responsible for the imposition, administration, assessment, or collection of any Tax (domestic or foreign) and the agency (if any) charged with the collection or administration of such Tax for such entity or subdivision.

“Tax Returns” means any return, declaration, report, claim for refund, estimate, information, rendition, statement or other document pertaining to any Taxes required to be filed with a Governmental Authority, including any attachments or supplements or amendments thereto.

“Tax Indemnified Party” has the meaning provided such term in Section 6.8(e)(ii).

“Tax Indemnifying Party” has the meaning provided such term in Section 6.8(e)(ii).

“Third Party” means any Person other than (a) a Party, (b) an Affiliate of a Party or (c) the Hi-Crush Entities.

“Third Party Claim” shall have the meaning specified in Section 7.3(a).

“Transaction Documents” means, collectively, this Agreement, the Amended and Restated Registration Rights Agreement, the Revised Partnership Agreement, the Assignment of Units, the Non-Compete Agreements, the Contribution Agreement Amendments and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by the Parties in connection with the transactions contemplated hereby.

“Transfer Taxes” shall have the meaning specified in Section 6.8(a).

“Treasury Regulation” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provision of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“WARN” shall have the meaning specified in Section 4.8(c).